                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       D & K Healthcare Resources, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                [COMPANY NAME]
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                                 October 9, 1998



DEAR FELLOW STOCKHOLDERS:

                  Our Annual Meeting of Stockholders will be held at The Ritz Carlton, 100 Carondelet Plaza, St. Louis, Missouri, 63105, at 10:00 A.M., local time, on Thursday, November 12, 1998. The Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy Card which accompany this letter outline fully matters on which action is expected to be taken at the Annual Meeting.

                  We cordially invite you to attend the Annual Meeting. Even if you plan to be present at the meeting, you are requested to date, sign and return the enclosed Proxy Card in the envelope provided to ensure that your shares will be voted. The mailing of an executed Proxy Card will not affect your right to vote in person should you later decide to attend the Annual Meeting.

                                          Sincerely,

                                          J. HORD ARMSTRONG, III
                                          Chairman of the Board, Chief Executive
                                           Officer and Treasurer










                         8000 Maryland Avenue, Suite 920
                               St. Louis, MO 63105
                               Tel: (314) 727-3485
                               Fax: (314) 727-5759

                        D & K HEALTHCARE RESOURCES, INC.
                         8000 MARYLAND AVENUE, SUITE 920
                            ST. LOUIS, MISSOURI 63105


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD NOVEMBER 12,1998


Dear Stockholder:

     The Annual Meeting of Stockholders of D & K Healthcare Resources, Inc.
(the "Company") will be held at The Ritz-Carlton Hotel, The Consulate Room, 100 Carondelet Plaza, St. Louis, Missouri, 63105, on Thursday, November 12, 1998, at 10:00 A.M., local time, for the following purposes:

     1. To elect three Class III directors to hold office for a term of three years.

     2. To transact any and all other business that may properly come before the meeting or any adjournment thereof.

     These items are more fully described in the following Proxy Statement, which is hereby made a part of this Notice. Only stockholders of record of the Company at the close of business on September 15, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                         By order of the Board of Directors,

                         MARTIN D. WILSON
                         President, Chief Operating Officer
                           and Secretary


October 9, 1998

                        D & K HEALTHCARE RESOURCES, INC.
                         8000 MARYLAND AVENUE, SUITE 920
                            ST. LOUIS, MISSOURI 63105

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 12, 1998

                               ------------------

                               GENERAL INFORMATION

         This Proxy Statement is furnished to the stockholders of D & K HEALTHCARE RESOURCES, INC. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at The Ritz-Carlton Hotel, The Consulate Room, 100 Carondelet Plaza, St. Louis, Missouri, 63105, at 10:00 A.M., local time, on Thursday, November 12, 1998, and at all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the preceding Notice of Annual Meeting of Stockholders. The mailing address of the Company is 8000 Maryland Avenue, Suite 920, St. Louis, Missouri 63105, and its telephone number is (314) 727-3485.

         This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy Card were first mailed to the stockholders of the Company on or about October 9, 1998.

         The proxy reflected on the accompanying Proxy Card is being solicited by the Board of Directors of the Company. A proxy may be revoked at any time before it is voted by filing a written notice of revocation or a later-dated Proxy Card with the Secretary of the Company at the principal offices of the Company or by attending the Annual Meeting and voting the shares in person. Attendance alone at the Annual Meeting will not of itself revoke a proxy. Proxy Cards that are properly executed, timely received and not revoked will be voted in the manner indicated thereon at the Annual Meeting and any adjournment thereof.

         The Company will bear the entire expense of soliciting proxies. Proxies will be solicited by mail initially. The directors, executive officers and employees of the Company may also solicit proxies personally or by telephone or other means but such persons will not be specially compensated for such services. In addition, the Company has retained D.F. King & Co. to assist in the solicitation of proxies on its behalf for a fee of $1,000 plus reasonable out-of-pocket expenses.

         Only stockholders of record at the close of business on September 15, 1998 are entitled to notice of, and to vote at, the Annual Meeting. On such date, there were 3,756,775 shares of the Company's Common Stock, $.01 par value ("Common Stock"), issued and outstanding.

         Each outstanding share of the Common Stock is entitled to one vote on each matter to be acted upon at the Annual Meeting. A quorum is required for votes taken at the Annual Meeting to be deemed valid. A quorum shall be attained if holders of a majority of the shares of Common Stock issued and outstanding are present at the Annual Meeting in person or by proxy. After a quorum has been established, the vote of the holders of a majority of the shares of Common Stock present in person or by proxy shall be required for the election of directors or any other matter which is submitted to a vote of stockholders at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

         Shares subject to abstentions will be treated as shares that are present at the Annual Meeting for purposes of determining the presence of a quorum, and as voted for purposes of determining the base number of shares voting on a particular proposal. Accordingly, abstentions will have the same effect as a vote withheld on the election of directors or a vote against other matters submitted to the stockholders for a vote, as the case may be. If a broker or other nominee holder indicates on the Proxy Card that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be considered as present for purposes of determining a quorum or as voted for purposes of determining the approval of the stockholders on a particular proposal.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following persons were known to management of the Company to be the beneficial owners of five percent or more of the Company's outstanding Common Stock as of September 15, 1998:


                                                         NUMBER OF SHARES                PERCENT OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                    BENEFICIALLY OWNED                  COMMON STOCK(1)
------------------------------------                    ------------------                  --------------
Gateway Venture Partners II, L.P.                            508,270(2)                           13.5%
    8000 Maryland Avenue
    Suite 1190
    St. Louis, Missouri 63105

Massachusetts Mutual Life                                    265,489(3)                            7.1
    Insurance Company
MassMutual Corporate Investors                               265,489(3)                            7.1
    1295 State Street
    Springfield, Massachusetts 01111

J. Hord Armstrong, III                                       295,430(4)                            7.8
    8000 Maryland Avenue
    Suite 920
    St. Louis, Missouri 63105

Richard F. Ford                                              508,270(2)                           13.5
    8000 Maryland Avenue
    Suite 1190
    St. Louis, Missouri 63105
-------------------

(1) The percentage calculations are based upon 3,756,775 shares of the Company's Common Stock that were issued and outstanding as of September 15, 1998.

(2)      Shares are owned of record by Gateway Venture Partners II, L.P. Richard
         F. Ford, a director of the Company, serves as a general partner of Gateway Associates L.P., the General Partner of Gateway Venture Partners II, L.P., and may be deemed to beneficially own such shares. Does not include 1,000 shares that are owned by Mr. Ford's wife, as to which Mr. Ford has no voting or investment power and as to which Mr. Ford disclaims beneficial ownership. See "Security Ownership By Management."

(3) Does not include an indeterminate number of shares of Common Stock into which shares of Pharmaceutical Buyers, Inc. held by MassMutual are exchangeable on and after November 30, 1998. MassMutual Corporate Investors is a closed-end investment company for which Massachusetts Mutual Life Insurance Company serves as an investment advisor.

(4) Includes 33,333 shares issuable pursuant to stock options that are exercisable currently or within 60 days; does not include 10,000 shares that are owned by Mr. Armstrong's wife, as to which shares Mr. Armstrong has no voting or investment power and as to which Mr. Armstrong disclaims beneficial ownership. See "Security Ownership By Management."

                          ITEM 1. ELECTION OF DIRECTORS

         At the Annual Meeting, three individuals will be elected to serve as Class III directors of the Company for a term of three years. Except as otherwise directed by the stockholder on the Proxy Card, the persons named as proxies on the accompanying Proxy Card intend to vote all duly executed proxies received by the Board of Directors for the election of J. Hord Armstrong, III, Richard F. Ford and Thomas F. Patton as Class III directors, each of whom is currently a director of the Company. If for any reason Messrs. Armstrong, Ford or Patton becomes unavailable for election, which is not now anticipated, the persons named on the accompanying Proxy Card will vote for such substitute nominee as designated by the Board of Directors. The Board of Directors recommends a vote "FOR" the election of J. Hord Armstrong, III, Richard F. Ford and Thomas F. Patton as Class III directors.

         Pursuant to the stock purchase agreement under which Gateway Venture Partners II, L.P., made its initial investment in the Company, the Company agreed to use its best efforts to cause and maintain the election to the Board of Directors of a representative of Gateway Venture Partners II, L.P. Richard F. Ford, a Class III Director, currently represents Gateway Venture Partners II, L.P. on the Board of Directors.

         The name, age, principal occupation or position and other directorships with respect to Messrs. Armstrong, Ford and Patton and the directors whose terms of office will continue after the Annual Meeting are set forth below.


              CLASS III - TO BE ELECTED FOR A TERM EXPIRING IN 2001

     J. Hord Armstrong, III, age 57, has served as Chairman of the Board, Chief Executive Officer and Treasurer and as a director of the Company since December 1987. Prior to joining the Company, Mr. Armstrong served as Vice President and Chief Financial Officer of Arch Mineral Corporation, a coal mining and sales corporation, from 1981 to 1987 and as its Treasurer from 1978 to 1981. Mr. Armstrong serves as a Trustee of the St. Louis College of Pharmacy.

     Richard F. Ford, age 62, has served as a director of the Company since its founding in December 1987. Mr. Ford has been engaged in venture capital investing as a general partner of affiliates of Gateway Venture Partners II, L.P. ("Gateway") in St. Louis, Missouri, since 1984. Mr. Ford also serves as a director of Stifel Financial Corporation, CompuCom Systems, Inc. and TALX Corporation. Pursuant to the stock purchase agreement under which Gateway made its investment in the Company, the Company agreed to use its best efforts to cause the election to, and maintain the membership on, the Company's Board of Directors of a representative of Gateway. Mr. Ford currently represents Gateway on the Board of Directors of the Company.

     Thomas F. Patton, Ph.D., age 50, has served as a director of the Company since 1997. Dr. Patton is President of the St. Louis College of Pharmacy and has served in that capacity since June 1994. From April 1993 until January 1994 and from January 1994 until May 1994, Dr. Patton served as Executive Director of Pharmaceutical Research and Development and as Vice President of Pharmaceutical Research and Development, respectively, at Dupont-Merck Pharmaceutical Co., a manufacturer of pharmaceutical products. From March 1990 through March 1993, Dr. Patton served as Director and Senior Director of Pharmaceutical Research and Development at Merck and Co., Inc., a manufacturer of pharmaceutical products. Dr Patton's career also includes tenures as Professor of Pharmaceutical Chemistry and Pharmacy Practice at the University of Kansas, Associate Director Control Development at the Upjohn Co., a pharmaceutical company, and Vice President of Operations at Oread Laboratories, Inc., a pharmaceutical company. Dr. Patton also serves as a director of Jones Pharma, Inc.

                   CLASS II - TO CONTINUE IN OFFICE UNTIL 2000

     Bryan H. Lawrence, age 55, has served as a director of the Company since its founding in December 1987. Since September, 1997, Mr. Lawrence has been a member of Yorktown Partners LLC, an investment fund. Prior thereto, he was a Managing Director of Dillon, Read & Co., Inc., an investment banking firm, for more than the preceding five years. Mr. Lawrence also serves as a director of Vintage Petroleum, Inc. and Transmontaigne Oil Company.

     Robert E. Korenblat, age 58, has served as a director of the Company since 1997 and is the President and Chief Executive Officer of Pharmaceutical Buyers, Inc., a Colorado-based group purchasing organization in which the Company holds a 50% ownership interest ("PBI"). Mr. Korenblat additionally served as Vice President of PBI from 1989 to 1991. Mr. Korenblat was elected a director of the Company in connection with the Company's investment in PBI.

     James M. Usdan, age 48, has served as a director of the Company since 1997 and formerly was the President and Chief Executive Officer of RehabCare Group, Inc., a St. Louis-based provider of rehabilitation, outpatient and therapist staffing services for more than the preceding five years. Mr. Usdan is also a director of Metro One
Telecommunications.

                   CLASS I - TO CONTINUE IN OFFICE UNTIL 1999

     Elliot H. Stein, age 80, has served as a director of the Company since its founding in 1987. Mr. Stein is Chairman Emeritus, Stifel Financial Corporation, an investment banking and brokerage corporation, of which he was Chairman of the Board from January 1986 through May 1988. Prior to such time he was President of Scherck, Stein & Frank, Inc., a New York Stock Exchange member firm. Mr. Stein also serves as a director of Angelica Corporation and West Indies Sugar Company.

     Martin D. Wilson, age 37, has served as President and Chief Operating Officer of the Company since January 1996, as Secretary since August 1993 and as director since 1997. Mr. Wilson previously served as Executive Vice President, Finance and Administration of the Company from May 1995 to January 1996, as Vice President, Finance and Administration of the Company from April 1991 to May 1995 and as Controller of the Company from March 1988 to April 1991. Prior to joining the Company, Mr. Wilson, a certified public accountant, was associated with KPMG Peat Marwick, a public accounting firm.

     There is currently a Class I directorship vacancy arising from J. David McCay's resignation from the Board of Directors on September 23, 1998. The Board intends to appoint Louis B. Susman to fill this vacancy prior to the November 12, 1998 Annual Meeting of Stockholders. Mr. Susman has served as an advisory director of the Company since June 1998. As an advisory director, Mr. Susman is entitled to attend and participate in meetings of the Board of Directors, but he does not have any voting rights. Mr. Susman currently is Vice Chairman and a Managing Director of Salomon Brothers Inc. Mr. Susman has been employed by Salomon Brothers Inc. in various executive capacities since 1989 and also serves as a director of Drury Inns and U.S. Can Corporation.

                        BOARD OF DIRECTORS AND COMMITTEES

     During fiscal 1998, the Board of Directors of the Company met four times and each of the directors attended not fewer than 75% of the meetings of the Board of Directors and committees of which such director was a member during fiscal 1998.

     The Board of Directors has a standing Audit Committee and Stock Option and Compensation Committee. The members of the Audit Committee are Messrs. Ford and Stein. The Audit Committee reviews the scope of the Company's engagement of its independent public accountant and their reports. The Audit Committee also meets with the financial staff of the Company to review accounting procedures and reports. The Audit Committee met one time in fiscal 1998.

     The Stock Option and Compensation Committee is composed of Messrs. Ford and Lawrence. The Stock Option and Compensation Committee is authorized to review and make recommendations to the Board of Directors regarding the salaries payable to corporate officers and to administer the Company's 1992 Long Term Incentive Plan. The Stock Option and Compensation Committee met one time during fiscal 1997.

                                 DIRECTORS' FEES

     Non-employee directors currently receive annual retainers of $5,000 for serving as directors and fees of $500 for each meeting of the Board attended ($250 if attended telephonically).

                        SECURITY OWNERSHIP BY MANAGEMENT

     The following table indicates, as of September 15, 1998, the beneficial ownership of the Company's Common Stock by each person who is a director or nominee for director and the persons named in the Summary Compensation Table, individually, and all directors and executive officers as a group:

                                                    NUMBER OF SHARES
                    NAME                         BENEFICIALLY OWNED(1)(2)                    PERCENT(3)
                    ----                         --------------------                        -------
J. Hord Armstrong, III(4)                                 295,430                               7.8%
Martin D. Wilson(5)                                        70,866                               1.8%
Dennis A. White(5)                                         51,000                               1.3%
Edward W. McManus(6)                                       13,800                                 *
Douglas E. Linton(5)                                       30,000                                 *
Daniel E. Kreher(5)                                        27,000                                 *
Richard F. Ford(7)                                        508,270                               13.5%
Robert E. Korenblat(8)                                     22,000                                 *
Bryan H. Lawrence(9)                                       32,318                                 *
Thomas F. Patton                                            -0-                                   *
Elliot H. Stein(10)                                        10,000                                 *
James M. Usdan(11)                                          -0-                                   *
All directors and executive officers                    1,060,684                               26.5%
as a group (12 persons)
------------------

*  Less than 1%.

(1)  Represents sole voting and investment power unless otherwise noted.

(2) For purposes of this table, each director or executive officer is deemed to beneficially own shares of Common Stock issuable pursuant to options, warrants or other convertible securities that are exercisable by such director or executive officer currently or within 60 days.

(3) The percentage calculations are based upon 3,756,775 shares of the Company's Common Stock that were issued and outstanding as of September 15, 1998 and, for each director or executive officer or the group, the number of shares subject to options exercisable by such director or executive officer or the group within 60 days.

(4) Includes 33,333 shares issuable pursuant to stock options that are exercisable currently or within 60 days; does not include 10,000 shares that are owned by Mr. Armstrong's wife, as to which Mr. Armstrong disclaims beneficial ownership.

(5) Consists of shares issuable pursuant to stock options that are exercisable currently or within 60 days.

(6) Includes 12,800 shares issuable pursuant to stock options that are exercisable currently or within 60 days.

(7) Includes 508,270 shares owned of record by Gateway Venture Partners II, L.P. Mr. Ford serves as a general partner of Gateway Associates L.P., the general partner of Gateway Venture Partners II, L.P., and may be deemed to beneficially own such shares. Does not include 1,000 shares that are owned by Mr. Ford's wife, as to which Mr. Ford disclaims beneficial ownership.

(8) Includes 22,000 shares issuable to Mr. Korenblat upon his exchange of capital stock of PBI; does not include 2,000 shares held in a trust by Mr. Korenblat's wife, as to which Mr. Korenblat disclaims beneficial ownership.

(9) Does not include 4,000 shares owned by Mr. Lawrence's wife, as to which Mr. Lawrence disclaims beneficial ownership.

(10) Does not include 80,135 shares held by irrevocable trusts for the benefit of Mr. Stein's adult children, as to which Mr. Stein disclaims beneficial ownership.

(11) Does not include 500 shares that are owned by Mr. Usdan's wife, as to which Mr. Usdan disclaims beneficial ownership.

                   REPORT OF THE STOCK OPTION AND COMPENSATION
                   COMMITTEE REGARDING EXECUTIVE COMPENSATION

GENERAL

     The Company's executive compensation program is administered by the Stock Option and Compensation Committee of the Board of Directors (the "Committee") which is composed of Messrs. Ford and Lawrence.

     The Company's executive compensation policy is designed and administered to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, education, experience and capabilities required to discharge their duties in a competent and efficient manner. The Company's compensation policy is based on the principle that the financial rewards to the executive should be aligned with the financial interests of the stockholders by striving to create a suitable long-term return on their investment through earnings from operations and prudent management of the Company's business and operations.

     The Company's executive compensation strategy consists of salary and long-term incentive compensation. The following is a summary of the policies underlying each element.

ANNUAL COMPENSATION

     The annual compensation salary for individual executive officers of the Company is based upon the level and scope of the responsibility of the office, the pay levels of similarly positioned executive officers among companies competing for the services of such executives and a consideration of the level of experience and performance profile of the particular executive officer. Based upon its review and evaluation, the Committee makes a recommendation to the Board of Directors of the salary to be paid to each executive officer.

LONG TERM INCENTiVE COMPENSATION

     The Committee believes that long-term incentive compensation is the most effective way of tying executive compensation to increases in stockholder value. The Company's long-term incentive programs authorize the grant of both cash- and stock-based awards, thereby providing a means through which executive officers will be given incentives to continue high quality performance with the Company over a long period of time while allowing such executive officers to build a meaningful investment in the Company's Common Stock.

     In May, 1993, the Committee initiated a program (the "Program") to provide incentives to certain executive officers during the 1994 and 1995 fiscal years. Under the Program, the participating executive officers each received an initial grant of non-qualified stock options pursuant to the Company's 1992 Long Term Incentive Plan. At the end of each of the 1994 and 1995 fiscal years, the executive officers received additional grants of stock options, in recognition of attainment of certain pre-tax earnings goals for the Company and satisfactory performance evaluations from the Committee. Additionally, provided the pre-tax earnings and performance evaluation criteria are met, grants may be accelerated upon the Common Stock of the Company attaining certain market price levels. The Committee determined that Mr. Armstrong, who individually owns 7.8% of the Company's outstanding Common Stock, would not receive stock option grants as incentives under the Program. The Committee may determine to grant equity-based incentives to Mr. Armstrong in the future.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Armstrong's minimum salary for fiscal 1998 was determined by the Committee in the same manner as is used by the Committee for executive officers generally. The Committee believes that Mr. Armstrong's compensation is competitive within the industry and, when combined with Mr. Armstrong's significant ownership of the Company's Common Stock, provides incentives for performance which are aligned with the financial interests of the stockholders of the Company.

CODE SECTION 162(m)

     The Committee has considered Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), regarding qualifying compensation paid to the Company's executive officers for deductibility. The Committee intends to make every effort to ensure that all compensation awarded to the Company's executives is fully deductible for income tax purposes. The promulgation of proposed regulations under Section 162 (m) has not required any changes in the Company's current executive compensation program in order to maintain the deductibility of executive compensation. The Committee may in the future deem it advisable to take certain action to preserve the deductibility of executive compensation under Section 162 (m).

                   THE STOCK OPTION AND COMPENSATION COMMITTEE

                     RICHARD F. FORD      BRYAN H. LAWRENCE

                       COMPENSATION OF EXECUTIVE OFFICERS

                  The following table sets forth the compensation for each of the last three fiscal years of the executive officers of the Company whose annual salaries and other reportable compensation exceeded $100,000 in fiscal 1998.



                                                    SUMMARY COMPENSATION TABLE



                                                                                               LONG TERM
                                                     ANNUAL COMPENSATION                     COMPENSATION
                                                    ---------------------                    ------------
                                                                                              SECURITIES                 ALL
                                                                                              UNDERLYING                OTHER
   NAME AND PRINCIPAL POSITION            YEAR             SALARY          BONUSES             OPTIONS(#)           COMPENSATION (1)
   ---------------------------            -----            ------         --------             -------              ------------
J. Hord Armstrong, III                    1998             $240,000       $125,000               33,333                  $87,500
  Chairman of the Board, Chief            1997              195,000          --                    --                       --
  Executive Officer and Treasurer         1996              175,000          --                    --                       --
Martin D. Wilson,                         1998             $161,667        $70,000               16,666                  $21,000
  President, Chief Operating              1997              113,750           --                 33,999                     --
  Officer and Secretary                   1996               90,903           --                 12,666                     --
Dennis A. White                           1998             $105,000        $15,750               17,000                  $15,750
  Vice President, Chief Information       1997(2)            98,000           --                 17,000                     --
  Officer                                 1996                 --             --                   --                       --
Edward W. McManus                         1998             $131,000           --                   --                    $19,650
  Vice President, Sales and               1997(2)              --             --                   --                       --
  Business Development                    1996                 --             --                   --                       --
Douglas E. Linton                         1998             $112,500        $33,750               15,000                  $22,500
  Senior Vice President,                  1997                 --             --                   --                       --
  Pharmaceutical and Specialty            1996                 --             --                   --                       --
  Services

----------

(1) Includes contributions made to a defined contribution executive retirement plan funded by split- dollar life insurance policies.

(2) In June 1997, the Company changed from a fiscal year ending on the Friday closest to March 31 in each year to a fiscal year ending June 30 of each year. The Company began its first full fiscal year on the new basis on July 1, 1997. As a result, the three months ended June 30, 1997 do not fall within fiscal 1997 or fiscal 1998. During the three months ended June 30, 1997, Messrs. White and McManus were each granted options to purchase 17,000 shares of Common Stock.

    The following table sets forth information concerning stock option grants made in fiscal 1998 to the individuals named in the Summary Compensation Table. Options were granted at fair market value on the date of grant, vested immediately, became exercisable six months after the date of grant and generally expire ten years after the date of grant.


                                                 OPTION GRANTS IN FISCAL 1998



                                                       INDIVIDUAL GRANTS VALUE
                                   --------------------------------------------------------------        POTENTIAL REALIZABLE
                                                       PERCENT OF                                          VALUE AT ASSUMED
                                                        TOTAL                                               ANNUAL RATE OF
                                    NUMBER OF           OPTIONS                                              STOCK PRICE
                                    SECURITIES         GRANTED TO                                            APPRECIATION
                                    UNDERLYING         EMPLOYEES       EXERCISE                           FOR OPTION TERM(1)
                                     OPTIONS              IN            PRICE         EXPIRATION    -----------------------------
         NAME                        GRANTED          FISCAL YEAR      PER SHARE         DATE             5%             10%
         ----                        -------          -----------      ---------         ----             --             ---
J. Hord Armstrong, III                33,333             18.7%         $  6.625         8/14/07      $138,880           $351,948
Martin D. Wilson                      16,666              9.4%         $  6.625         8/14/07      $  69,438          $175,969
Dennis A. White                       17,000              9.6%         $ 22.500         5/15/08      $240,552           $609,606
Edward W. McManus                       --                 --              --              --           --                 --
Douglas E. Linton                     15,000              8.4%         $  6.625         8/14/07      $  62,496          $158,378

----------

(1) Potential realizable value is calculated based on the term of the option at the time of grant. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. Potential realizable value does not represent the Company's prediction of its stock price performance and does not take into account appreciation for the fair value of the Common Stock from the date of grant to date. There can be no assurance that the actual stock price appreciation over the term of the option will equal or exceed the assumed 5% and 10% levels.

    The following table sets forth information concerning the number of exercisable and unexercisable stock options at June 30, 1998 as well as the value of such stock options having an exercise price lower than the last reported trading price on June 30, 1998 ("in-the-money" options) held by the executive officers named in the Summary Compensation Table.



                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES




                                                                          NUMBER OF
                                                                         SECURITIES                           VALUE OF
                                                                         UNDERLYING                          UNEXERCISED
                                   SHARES                                UNEXERCISED                        IN-THE-MONEY
                                  ACQUIRED                               OPTIONS AT                       OPTIONS AT FISCAL
                                     ON            VALUE               FISCAL YEAR-END                       YEAR-END(1)
     NAME                         EXERCISE       REALIZED         EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE
     ----                         --------       ---------       --------------------------           -------------------------
J. Hord Armstrong, III               --               --                  33,333/--                           $495,828/--
Martin D. Wilson                     --               --                65,865/5,000                     $1,128,512/$88,750
Dennis A. White                      --               --                34,000/17,000                         $571,625/--
Edward W. McManus                 4,200          $33,075                  12,800/--                           $203,200/--
Douglas E. Linton                    --               --                  15,000/--                           $223,125/--

----------

(1) Based on a price per share of $21.50, the closing sale price of the Common Stock on June 30, 1998.

LONG TERM PERFORMANCE AND STOCK OPTION PLANS

    Pursuant to the Company's 1992 Long Term Incentive Plan (the "Incentive Plan"), the Compensation Committee may grant to officers and key employees of the Company and its subsidiaries (i) options to purchase shares of the Common Stock ("Stock Options"), which may or may not qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code, as amended, (ii) stock appreciation rights ("SARs"), (iii) restricted shares of the Company's Common Stock ("Restricted Stock"), and (iv) performance awards ("Performance Awards"). Pursuant to the Company's 1993 Stock Option Plan (the "Option Plan" and, collectively with the Incentive Plan, the "Plans"), the Compensation Committee or the full Board of Directors may grant to key employees of the Company who are not "reporting persons" subject to Section 16 of the Exchange Act and to certain other persons performing services for the Company Stock Options which do not qualify as ISOs. The Board of Directors has reserved 500,000 and 350,000 shares of Common Stock, respectively, for issuance pursuant to the Incentive Plan and the Option Plan, of which an aggregate of 626,231 shares have been issued or are subject to currently outstanding Stock Options and 223,769 shares remain available for grant or issuance under the Plans.

    The Plans are administered by the Compensation Committee. The Compensation Committee has the authority to (i) select individuals to receive grants under the Plans, (ii) establish the terms of grants and (iii) interpret the Plans.

    Generally, Stock Options are granted to purchase shares of Common Stock at a purchase price established by the Compensation Committee or the Board of Directors at not less than the Fair Market Value (as defined in the Plans) of the Common Stock on the date of grant, and the term of the Stock Option, which shall not exceed ten years from date of grant. The Compensation Committee may grant SARs giving the holder thereof a right to receive, at the time of surrender, Common Stock equal in value to the difference between the Fair Market Value of the Common Stock at the date of surrender of the SARs and the "Base Price" established by the Committee at the time of grant, which may not be less than Fair Market Value of the Common Stock on the date of grant. SARs may be issued in conjunction with Stock Options. The Compensation Committee may also issue shares of Common Stock either as a stock bonus or at a purchase price of less than Fair Market Value, subject to any restrictions or conditions which may be specified by the Compensation Committee at the time of grant. The Compensation Committee may also issue Performance Awards consisting of shares of Common Stock, monetary units payable in cash or a combination thereof. These grants would result in the issuance, without payment therefor, of Common Stock or the payment of cash upon the achievement of certain pre-established performance criteria during a specified performance period not to exceed five years.


                   THE STOCK OPTION AND COMPENSATION COMMITTEE

                     RICHARD F. FORD        BRYAN H. LAWRENCE



CERTAIN TRANSACTIONS

         In November 1995, the Company acquired approximately 50% of the capital stock of PBI and Massachusetts Mutual Life Insurance Company and certain of its affiliates (collectively, "MassMutual") concurrently acquired 30% of the outstanding voting and nonvoting capital stock of PBI and purchased senior secured notes and senior secured convertible notes of PBI in principal amounts of $5.5 million and $1.3 million, respectively. MassMutual owns more than 5% of the outstanding Common Stock of the Company. Robert E. Korenblat, a director of the Company, is also a director, executive officer and shareholder of PBI. Pursuant to its ownership of PBI capital stock, The Company received cash dividends from PBI of $300,000 and $350,000 in fiscal 1997 and 1998, respectively.

         In connection with the Company's investment in PBI, the Company entered into an agreement pursuant to which (i) Robert Korenblat is entitled to exchange the capital stock of PBI owned by him into shares of Common Stock, at an exchange ratio of 6,666.67 shares of Common Stock (an aggregate of 20,000 shares of Common Stock) for each share of PBI capital stock, and (ii) on or after November 30, 1998, MassMutual will be entitled to exchange shares of capital stock of PBI owned by it for shares of Common Stock, at an exchange ratio based upon the then fair value of the Common Stock and the capital stock of PBI. In addition, Messr. Korenblat and MassMutual may require the Company to register under the Securities Act shares of Common Stock issuable to them (and MassMutual may require the Company to register 530,978 shares of Common Stock currently owned by it) or to include such shares in any registration statement the Company proposes to file under the Securities Act, with certain exceptions. Messr. Korenblat was elected director of the Company in connection with the Company's investment in PBI.

         In fiscal 1996, PBI entered into an Employment Agreement (the "Employment Agreement") with Robert E. Korenblat. The Employment Agreement has an initial term expiring on December 31, 1998 but is automatically renewable on December 31 of each year until terminated by notice of either party, in which case it will expire on the December 31 which is two full years after the date of such notice. Pursuant to the Employment Agreement, Mr. Korenblat serves as President and Chief Executive Officer of PBI with an annual base salary of not less than $350,000, which is increased, but not decreased, each year to reflect increases in the Consumer Price Index. The Employment Agreement also provides for certain benefits and an annual bonus based on achievement of certain operating profit and other goals established by PBI's Board of Directors, which bonus may not exceed, in the aggregate, 180% of base salary. For PBI's fiscal year ended December 31, 1997, PBI paid Mr. Korenblat a salary of $350,000 plus bonus compensation of $70,000. The Employment Agreement also contains a non-competition covenant pursuant to which Mr. Korenblat agrees not to compete with PBI or the Company in the United States, Puerto Rico or any other country where PBI may do business for a period of two years after termination of Mr. Korenblat's employment. Mr. Korenblat is entitled to receive $50,000 each April 15 and October 15 through October 15, 1999 in consideration of his covenant not to compete.

         The Company believes that the transactions set forth above were made on terms not less favorable to the Company than would have been obtained from unaffiliated third parties. All future transactions (including loans) between the Company and its officers, directors, principal stockholders and affiliates are required to be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                PERFORMANCE GRAPH


         The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for the period beginning April 2, 1993 and ending June 30, 1998, with the cumulative return of the NASDAQ Stock Market
- U.S. Index, the Standard & Poor's Health Care Composite Index, and a peer group of companies selected by the Company. Dividend reinvestment has been assumed, and with respect to companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization. The peer group of companies selected by the Company is made up of the Company's publicly held competitors in the wholesale drug industry: Bergen Brunswig Corporation, Bindley Western Industries, Inc. Cardinal Health, Inc., Avatex Corporation (formerly FoxMeyer Corporation) and McKesson Corporation.


                                                                            CUMULATIVE TOTAL RETURN
                                                        -----------------------------------------------------------------
                                                            4/2/93    4/1/94    3/31/95    3/29/96    3/28/97    6/30/98
D & K HEALTHCARE RESOURCES, INC.                            100.00     75.00     152.78     186.11      97.22     477.78
PEER GROUP                                                  100.00    132.69     137.13     171.47     212.77     419.18
NASDAQ STOCK MARKET (U.S.)                                  100.00    107.94     120.07     163.03     181.20     283.01
S & P HEALTH CARE SECTOR                                    100.00     94.70     133.40     196.67     239.60     413.76

                             APPOINTMENT OF AUDITORS

         Arthur Andersen LLP served as the Company's independent public accountants for fiscal 1998 and has been selected by the Board of Directors to continue in such capacity during fiscal 1999. The Board of Directors anticipates that representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders to respond to appropriate questions.

                            PROPOSALS OF STOCKHOLDERS

         Under applicable regulations of the Securities and Exchange Commission, all proposals of stockholders to be considered for inclusion in the proxy statement for, and to be considered at, the 1999 Annual Meeting of Stockholders must be received at the offices of the Company, c/o Secretary, 8000 Maryland Avenue, Suite 920, St. Louis, Missouri 63105 by not later than June 12, 1999. The Company's By-laws also prescribe certain time limitations and procedures regarding prior written notice to the Company by stockholders, which limitations and procedures must be complied with for proposals of stockholders to be included in the Company's proxy statement for, and to be considered at, such annual meeting. Any stockholder who wishes to make such a proposal should request a copy of the applicable provisions of the Company's By-laws from the Secretary of the Company.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the Annual Meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the Annual Meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interest of the Company on such matters.

                             J. HORD ARMSTRONG, III
                             Chairman of the Board, Chief Executive
                               Officer and Treasurer

                        D & K HEALTHCARE RESOURCES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]




1.                                         For  Withhold For All
  ELECTION OF THREE CLASS III DIRECTORS    All    All    Except   2. To transact any and all other      For   Against   Abstain
  FOR A TERM OF THREE YEARS --             [ ]    [ ]      [ ]       business, including adjournment    [ ]     [ ]       [ ]
  Nominees:  J. Hord Armstrong, III,                                 of the meeting, which may
  Richard F. Ford, Thomas F. Patton                                  properly come before the meeting
                                                                     or any adjournment thereof.

  _____________________________________
     (Except nominee written above)



                                                                      This proxy, when properly  executed, will be voted
                                                                      in the manner directed herein by the undersigned
    [THIS AREA RESERVED FOR ADDRESSING]                               stockholders(s).  If no direction is made, this  proxy will be voted "FOR" the election of all of the nominees for director listed in item 1 and "FOR" the grant of discretionary
                                                                      authority.

                                                                                         Dated _______________________________, 1998

                                                                      SIGN HERE_____________________________________________________
                                                                                     (Please sign exactly as name appears hereon)

                                                                      SIGN HERE_____________________________________________________
                                                                               (Executors, administrators, trustees, etc. should so
                                                                                indicate when signing)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                            YOUR VOTE IS IMPORTANT!

              PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT
                       PROMPTLY IN THE ENCLOSED ENVELOPE.

PROXY                                                                   PROXY


                       D & K HEALTHCARE RESOURCES, INC.

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, NOVEMBER 12, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints J. HORD ARMSTRONG, III and MARTIN D. WILSON, and each of them, with or without the other, proxies with full power of substitution to vote as designated below, all shares of stock of D & K Healthcare Resources, Inc. ("the Corporation") that the undersigned signatory hereof is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at The Ritz-Carlton Hotel, the Consulate Room, 100 Carondelet Plaza, St. Louis, Missouri, on Thursday, November 12, 1998, at
10:00 a.m., and all adjournments thereof, all in accordance with and as more fully described in the Notice and accompanying Proxy Statement for such meeting, receipt of which is hereby acknowledged.



                                        PLEASE MARK, SIGN AND DATE
                                         THIS PROXY AND RETURN IT
                                             PROMPTLY IN THE
                                           ENCLOSED ENVELOPE.



                               (Continued and to be signed on reverse side.)
--------------------------------------------------------------------------------